EXHIBIT 21

SUBSIDIARIES OF THE RESIGTRANT

The following is the Registrant’s subsidiary as of the date of filing of this Report:

Name	State of Jurisdiction of Corporation

TII Systems, Inc.	Puerto Rico
TII Hong Kong, Limited	Hong Kong